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                      G.T. GLOBAL VARIABLE INVESTMENT TRUST

                            CERTIFICATE OF SECRETARY



     I, Peter R. Guarino, Secretary of G.T. Global Variable Investment Trust, ("Trust"), hereby certify that the Board of Trustees adopted the following preamble and resolution on April 20, 1994:

     WHEREAS, Article III, Section 2 of the Trust's Declaration of Trust
     authorizes     the Board of Trustees to establish any series or class of
     the Trust, without limiting   the authority of the Board of Trustees to
     establish any further series or class; now,  therefore be it

     RESOLVED, That a series of shares of beneficial interest in the Trust,
     having the     rights and privileges specified in the Trust's Declaration
     of Trust, be, and it     hereby is established, and designated as G.T.
     Global: Variable Emerging Markets  Fund.


Dated:   May 17, 1994              By:  /s/ Peter R. Guarino
       -------------------              ----------------------------------------
                                        Peter R. Guarino
                                        Secretary
                                        G.T. Global Variable Investment Trust



San Francisco, California  (ss)

Subscribed and sworn to before me this   17th  day of      May     , 1994.
                                        ------         -------------


/s/ Johanne F. Parley
------------------------
Notary Public